EXHIBIT 99.1

EAGLE MATERIALS INC. REPORTS A 63% INCREASE
IN FIRST QUARTER EARNINGS; SETS CONFERENCE CALL

•	WALLBOARD AVERAGE NET SALES PRICE INCREASED 23%

•	CEMENT SALES VOLUME INCREASED 14%

•	WALLBOARD SALES VOLUME INCREASED 9%

•	FY 2005 EPS GUIDANCE INCREASED 5% TO $5.00 — $5.50 PER DILUTED SHARE BASED ON PRICE IMPROVEMENT IN BOTH WALLBOARD AND CEMENT

     (Dallas, TX July 26, 2004): Eagle Materials Inc. (NYSE: EXP and EXP.B) today reported financial results for the first quarter of Fiscal 2005 ended June 30, 2004. EXP produces and distributes Cement, Gypsum Wallboard, Recycled Paperboard, and Concrete and Aggregates.

     EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 3:00 p.m. Eastern Time (2:00 p.m. Central Time) on Monday, July 26, 2004. The conference call will be webcast simultaneously on the EXP Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact EXP at 214-432-2000.

     For the quarter ended June 30, 2004, EXP’s net earnings increased 63% to $23,213,000 or $1.23 per diluted share from $14,223,000 or $0.77 per diluted share for the same quarter last year. Continued strong construction activity increased EXP’s revenues for the first quarter this year to $150,291,000, 21% greater than $124,403,000 for the same quarter a year ago.

CEMENT

     The data for Cement includes combined results of EXP’s wholly owned operations and its 50% share of the two unconsolidated joint ventures (see Attachment 3 for a reconciliation between GAAP revenues compared to segment revenues). Cement revenues for the first quarter totaled $55.7 million, 15% greater than $48.4 million for the same quarter a year ago. Operating earnings from Cement, increased 17% to $13.0 million for the first quarter this year from $11.2 million for the same quarter last year. The earnings gain was due primarily to higher net sales prices and increased sales volume.

     Cement sales volume for the first quarter totaled 758,000 tons, 14% above 666,000 tons for the same quarter last year. Purchased cement sales volume of 92,000 tons for the first quarter were 60,000 tons greater than purchased cement sales volume for the first quarter a year ago. An April 2004 price increase boosted EXP’s first quarter average Cement net sales price 3% to $68.34 per ton from $66.56 per ton for the same quarter a year ago.

GYPSUM WALLBOARD

     Gypsum Wallboard revenues for the first quarter totaled $82.3 million, a 31% increase over $63.0 million for the same quarter a year ago. Gypsum Wallboard’s first quarter operating earnings were $17.0 million, up 192% from $5.8 million for the same quarter last year. The revenue and earnings gain for the quarter resulted from increased sales volume at higher sales prices. The average net sales price for this fiscal year’s first quarter was $101.39 per thousand square feet (MSF), 23% greater than $82.72 per MSF for the same quarter last year. Gypsum Wallboard sales volume of 641 million square feet (MMSF) for this year’s quarter was 9% above the 586 MMSF sold during the first quarter last year.

PAPERBOARD

     EXP’s Paperboard operation reported first quarter revenues (including sales to EXP’s Wallboard operations — see Attachment 3 for a detail of intersegment revenues) of $31.8 million, up 13% from revenues of $28.1 million for last year’s first quarter. Paperboard operating earnings of $6.7 million for the first quarter this year were 19% above $5.7 million for last year’s first quarter. The earnings gain resulted primarily from higher sales prices.

     For this year’s first quarter, Paperboard sales volume was 70,000 tons, up 4% from last year’s sales volume of 67,000 tons. This year’s first quarter average net sales price of $445.52 per ton was 9% above last year’s first quarter net sales price of $410.15 per ton.

CONCRETE AND AGGREGATES

     Revenues from Concrete and Aggregates were $17.0 million for the quarter, 2% greater than $16.5 million for the first quarter a year ago. Concrete and Aggregates reported a $2.1 million operating profit for this year’s first quarter, up 49% from $1.4 million for the same quarter last year.

     Heavy rain in Texas reduced Concrete sales volume for the first quarter this year to 188,000 cubic yards, 10% below 209,000 cubic yards for the same quarter last year. EXP’s Concrete average net sales price of $54.85 per cubic yard for the current quarter was 4% higher than $52.97 per cubic yard for the first quarter a year ago, primarily due to a geographic mix change.

     Aggregates operations reported sales volume of 1,211,000 tons for the current quarter, 14% above sales volume of 1,059,000 tons for the first quarter last year. Aggregates average net sales price of $5.56 per ton for the first quarter was 6% higher than $5.23 per ton for the first quarter last year.

OUTLOOK

     Cement demand in calendar 2004, is expected to remain strong. Currently, the U.S. cement industry is experiencing a tight supply of cement in a number of regional markets because of a shortage of ships available to transport cement from foreign suppliers. Additionally, the price of imported cement has increased significantly due to higher freight rates and increasing consumption in world markets. Price increases of $3.00 to $5.00 per ton have been announced in all of EXP’s markets to take effect during August 2004.

     Gypsum industry wallboard demand continues to remain high and supply tight due to favorable levels of activity in residential construction and repair/remodel construction. The 10% price increase implemented in mid-May 2004, is substantially holding. An additional average 10% price increase is currently being implemented.

     Based on the above factors, the Company expects to report earnings ranging from $1.55 per diluted share to $1.65 per diluted share for the quarter ending September 30, 2004, and $5.00 per diluted share to $5.50 per diluted share for Fiscal 2005.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s beliefs at the time the statements were made regarding future events which are subject to significant risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs; unexpected operational difficulties; governmental regulation and changes in governmental and public policy; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy could affect the revenues or operating earnings of our operations. In addition, changes in national and regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s results of operations. These and other factors are described in the Annual Report on Form 10-K for the Company for the fiscal year ended March 31, 2004. This report is filed with the Securities and Exchange Commission and may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

Steven R. Rowley
President and Chief Executive Officer

Arthur R. Zunker, Jr.
Senior Vice President and Chief Financial Officer

(1) Summary of Consolidated Earnings
(2) Revenues and Earnings by Lines of Business (Quarter)
(3) Sales Volume, Net Sales Prices and Intersegment and Cement Revenues
(4) Consolidated Balance Sheets

Eagle Materials Inc.
Attachment 1

Eagle Materials Inc.
Summary of Consolidated Earnings
(dollar amounts in thousands, except per share data)
(unaudited)

			Quarter Ended June 30,
			2004	2003	Change
Revenues			$150,291	$124,403	+21%
Earnings Before Income Taxes			$35,434	$21,385	+66%
Net Earnings			$23,213	$14,223	+63%
Earnings Per Share:
	—	Basic	$1.25	$0.77	+62%
	—	Diluted	$1.23	$0.77	+60%
Average Shares Outstanding:
	—	Basic	18,631,714	18,406,710	+1%
	—	Diluted	18,839,135	18,508,491	+2%

Eagle Materials Inc.
Attachment 2

Eagle Materials Inc.
Revenues and Earnings by Lines of Business
(dollars in thousands)
(unaudited)

	Quarter Ended June 30,
	2004	2003	Change
Revenues*
Cement (Wholly Owned)	$32,956	$27,923	+18%
	22%	23%
Gypsum Wallboard	82,256	62,990	+31%
	55%	51%
Paperboard	18,125	16,684	+9%
	12%	13%
Concrete & Aggregates	16,954	16,547	+2%
	11%	13%
Other, net	—	259	-100%
	—%	—%

Total	$150,291	$124,403	+21%
	100%	100%

Operating Earnings
Cement:
Wholly Owned	$8,072	$6,678	+21%
Joint Venture	4,924	4,476	+10%

	12,996	11,154	+17%
	34%	46%
Gypsum Wallboard	17,000	5,831	+192%
	45%	24%
Paperboard	6,726	5,675	+19%
	18%	23%
Concrete & Aggregates	2,131	1,426	+49%
	5%	6%
Other, net	(832)	259	-421%
	(2)%	1%

Total Operating Earnings	38,021	24,345	+56%
	100%	100%
Corporate General Expenses	(1,879)	(1,468)
Interest Expense, net	(708)	(1,492)

Earnings Before Income Taxes	$35,434	$21,385	+66%

*Net of Intersegment and Joint Venture Revenues listed on Attachment 3.

Eagle Materials Inc.
Attachment 3

Eagle Materials Inc.
Sales Volume, Net Sales Prices and Intersegment and Joint Venture Revenues
(unaudited)

	Sales Volume
	Quarter Ended
	June 30,
	2004	2003
Cement (M Tons):
Wholly Owned	417	363
Joint Ventures	341	303

	758	666
Gypsum Wallboard (MMSF’s)	641	586
Paperboard (M Tons):
External	42	43
Internal	28	24

	70	67
Concrete (M Cubic Yards)	188	209
Aggregates (M Tons)	1,211	1,059

	Average Net Sales Price*
	Quarter Ended
	June 30,
	2004	2003
Cement (Ton)	$68.34	$66.56
Gypsum Wallboard (MSF)	$101.39	$82.72
Paperboard (Ton)	$445.52	$410.15
Concrete (Cubic Yard)	$54.85	$52.97
Aggregates (Ton)	$5.56	$5.23

*Net of freight and delivery costs billed to customers.

	Intersegment and
	Cement Revenues
	Quarter Ended
	June 30,
	2004	2003
Intersegment Revenues:
Cement	$781	$977
Paperboard	13,668	11,404
Concrete	299	266

	$14,748	$12,647

Cement Revenues (Net of Intersegment Revenues):
Wholly Owned	$32,956	$27,923
Joint Venture	22,730	20,513

	$55,686	$48,436

Eagle Materials Inc.
Attachment 4

Eagle Materials Inc.
Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	June 30,		March 30,
	2004	2003	2004*
ASSETS
Current Assets –
Cash and Cash Equivalents	$5,023	$8,398	$3,536
Accounts and Notes Receivable, net	64,624	51,773	54,352
Inventories	44,606	47,218	48,890

Total Current Assets	114,253	107,389	106,778

Property, Plant and Equipment –	719,789	709,894	715,734
Less: Accumulated Depreciation	(242,699)	(215,092)	(234,929)

Property, Plant and Equipment, net	477,090	494,802	480,805
Investments in Joint Ventures	50,677	51,668	51,503
Goodwill	40,290	40,290	40,290
Other Assets	14,914	11,101	13,599

	$697,224	$705,250	$692,975

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities –
Note Payable	$35,400	$—	$24,100
Accounts Payable	40,684	26,623	31,470
Accrued Liabilities	35,707	37,002	38,521
Current Portion of Long-term Debt	80	80	80

Total Current Liabilities	111,871	63,705	94,171

Long-term Debt	39,000	62,090	58,700
Deferred Income Taxes	104,046	84,675	101,082
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 50,000,000 Shares; Issued and Outstanding 9,635,231, 18,429,000 and 9,607,029 Shares, respectively. Class B Common Stock, Par Value $0.01; Authorized 50,000,000 Shares; Issued and Outstanding, 8,905,769, None and 9,161,469 Shares, respectively.	185	184	188
Capital in Excess of Par Value	13,849	15,808	28,223
Accumulated Other Comprehensive Losses	(1,877)	(1,995)	(1,877)
Unamortized Restricted Stock	(582)	—	(591)
Retained Earnings	430,732	480,783	413,079

Total Stockholders’ Equity	442,307	494,780	439,022

	$697,224	$705,250	$692,975

*From audited financial statements.